Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-286249) of Paychex, Inc.,

(2)	Registration Statement (Form S-8 No. 333-286518) of Paychex, Inc.,

(3)	Registration Statement (Form S-8 No. 333-207592) of Paychex, Inc.,

(4)	Registration Statement (Form S-8 No. 333-207594) of Paychex, Inc.;

of our report dated August 22, 2024, relating to the consolidated financial statements of Paycor HCM, Inc. and Subsidiaries as of June 30, 2024 and 2023 and for each of the three years in the period ended June 30, 2024 appearing in this Current Report on Form 8-K/A of Paychex, Inc.

/s/ Ernst & Young LLP

Cincinnati, Ohio

June 27, 2025